Exhibit 10.6

LIMITED RECOURSE GUARANTY

This LIMITED RECOURSE GUARANTY (“Guaranty”) is made this 5th day of February, 2021, by BROOKFIELD DTLA HOLDINGS LLC, a Delaware limited liability company, having an office at c/o Brookfield Properties, 250 Vesey Street, 15th Floor, New York, New York 10281 (the “Guarantor”), in favor of CITI REAL ESTATE FUNDING INC., a New York corporation, having an address at 388-390 Greenwich Street, Tower Floor 8, New York, New York 10013 (“Citi”) and MORGAN STANLEY BANK, N.A., a national banking association, having an address at 1585 Broadway, New York, New York 10036 (“MS”, and together with Citi and their respective successors, transferees and assigns, the “Lender”).

RECITALS:

A.       Pursuant to those certain promissory notes, each dated as of the date hereof, executed by MAGUIRE PROPERTIES – 350 S. FIGUEROA, LLC and MAGUIRE PROPERTIES–555 W. FIFTH, LLC, each a Delaware limited liability company (collectively, “Borrower”), and made payable to Lender (such promissory notes, as the same may hereafter each be renewed, extended, supplemented, increased or modified and in effect from time to time, and all other notes given in substitution therefor, or in modification, renewal, or extension thereof, in whole or in part, are herein collectively called the “Note”), Borrower has become indebted, and may from time to time be further indebted, to Lender with respect to a loan (“Loan”) which Loan is (i) secured by the liens and security interests of that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof, made by Borrower for the benefit of Lender (as the same may hereafter be amended, restated, renewed, supplemented, replaced, extended or otherwise modified from time to time, the “Mortgage”), (ii) further evidenced by that certain Mortgage Loan Agreement, dated as of the date hereof by and between Borrower and Lender (as the same may hereafter be amended, modified, restated, renewed or replaced, the “Loan Agreement”) and (iii) further evidenced, secured or governed by the other instruments and documents executed in connection with the Loan (together with the Note, the Loan Agreement and the Mortgage, are hereinafter collectively referred to as the “Loan Documents”).

B.       Guarantor is an Affiliate of Borrower and will receive direct or indirect benefit from Lender’s making of the Loan to Borrower.

C.       Any capitalized term used and not defined in this Guaranty shall have the meaning given to such term in the Loan Agreement. This Guaranty is one of the Loan Documents described in the Loan Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and as a material inducement to Lender to make the Loan to Borrower, Guarantor hereby guarantees to Lender the prompt and full payment of the Guaranteed Recourse Obligations of Borrower (defined below) upon the following terms and conditions:

1.          Guaranteed Recourse Obligations of Borrower. Guarantor hereby unconditionally and irrevocably guarantees to Lender the punctual payment when due, and not merely the collectability, whether by lapse of time, by acceleration of maturity, or otherwise, and at all times thereafter the payment of the Guaranteed Recourse Obligations of Borrower (hereinafter defined), as and to the extent set forth herein. As used herein, the term “Guaranteed Recourse Obligations of Borrower” shall mean all obligations and liabilities of Borrower for which Borrower shall be personally liable pursuant to Article 13 of the Loan Agreement.

Notwithstanding anything to the contrary contained in this Guaranty or any other Loan Documents, the aggregate liability of Guarantor with respect to the Guaranteed Recourse Obligations of Borrower set forth in Section 13(b)(i) of the Loan Agreement shall not exceed an amount equal to twenty percent (20%) of the principal balance of the Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party costs actually incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) in connection with the collection of amounts due thereunder.

2.          Certain Agreements and Waivers by Guarantor.

(a)        Guarantor hereby agrees that each of the following shall constitute Events of Default: (i) the occurrence of a default by Guarantor in payment of the Guaranteed Recourse Obligations of Borrower, or any part thereof, within five (5) Business Days after such indebtedness becomes due and (ii) subject to the cure rights contained in Section 10.1(f) of the Loan Agreement, the dissolution, bankruptcy and/or insolvency of any Guarantor.

(b)        If all or any part of the Guaranteed Recourse Obligations of Borrower shall not be punctually paid by Borrower when due, whether, at demand, maturity, acceleration or otherwise, Guarantor shall, following receipt of written demand by Lender, pay the Guaranteed Recourse Obligations of Borrower to Lender from time to time. Except as may be required by applicable law, it shall not be necessary for Lender, in order to enforce such payment, first to (i) institute suit or pursue or exhaust any rights or remedies against Borrower or others liable for the Debt, (ii) enforce any rights against any security that shall ever have been given to secure the Debt, (iii) join Borrower or any others liable for the payment or performance of the Guaranteed Recourse Obligations of Borrower or any part thereof in any action to enforce this Guaranty and/or (iv) resort to any other means of obtaining payment or performance of the Guaranteed Recourse Obligations of Borrower.

(c)        Suit may be brought or demand may be made against all parties who have signed this Guaranty or any other guaranty covering all or any part of the Guaranteed Recourse Obligations of Borrower, or against any one or more of them, separately or together, without impairing the rights of Lender against any party hereto.

(d)        In the event any payment of any Guaranteed Recourse Obligation of Borrower by Borrower or any other Person to Lender is held to constitute a preference, fraudulent transfer or other voidable payment under any bankruptcy, insolvency or similar law, or if for any other reason Lender is required to refund such payment or pay the amount thereof to any other party, such payment by Borrower or any other party to Lender shall not constitute a release of Guarantor from any liability hereunder and this Guaranty shall continue to be effective or shall be reinstated (notwithstanding any prior release, surrender or discharge by Lender of this Guaranty or of Guarantor), as the case may be, with respect to, and this Guaranty shall apply to, any and all amounts so refunded by Lender or paid by any Lender to another Person (which amounts shall constitute part of the Guaranteed Recourse Obligations of Borrower). If acceleration of the time for payment by Borrower of any Guaranteed Recourse Obligation of Borrower under any Loan Document is stayed or delayed by any law or tribunal, any amounts due and payable hereunder shall nonetheless be payable by Guarantor upon written demand by Lender.

3.          Subordination. If, for any reason whatsoever, Borrower is now or hereafter becomes indebted to Guarantor, then, so long as the Debt remains outstanding:

(a)        such indebtedness and all interest thereon and all liens, security interests and rights now or hereafter existing with respect to property of Borrower securing same shall, at all times, be subordinate in all respects to the Guaranteed Recourse Obligations of Borrower and to all liens, security interests and rights now or hereafter existing to secure the Guaranteed Recourse Obligations of Borrower;

(b)        Guarantor shall not be entitled to enforce or receive payment, directly or indirectly, of any such indebtedness of Borrower to Guarantor until the Debt has been fully and finally paid and performed;

(c)        Guarantor hereby assigns and grants to Lender a security interest in all such indebtedness and security therefor, if any, of Borrower to Guarantor now existing or hereafter arising during the term of this Guaranty, including any dividends and payments pursuant to debtor relief or insolvency proceedings referred to below. In the event of receivership, bankruptcy, reorganization, arrangement or other debtor relief or insolvency proceedings involving Borrower as debtor, Lender shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and shall have the right to receive directly from the receiver, trustee or other custodian (whether or not an Event of Default shall have occurred or be continuing under any of the Loan Documents), dividends and payments that are payable upon any obligation of Borrower to Guarantor now existing or hereafter arising, and to have all benefits of any security therefor, until the Debt has been paid in full. If, notwithstanding the foregoing provisions, Guarantor should receive any payment, claim or distribution that is prohibited as provided above in this Section, Guarantor shall promptly pay the same to Lender, Guarantor hereby agreeing that it shall receive the payment, claim or distribution in trust for Lender and shall have absolutely no dominion over the same except to pay it promptly to Lender; provided, however, that nothing herein shall restrict distributions by Borrower to equity owners of Borrower (including Guarantor) and the receipt of such distributions by such equity owners (including Guarantor), in the ordinary course of business and operations of the Property provided no Trigger Period is then continuing, and provided further, that once made such distributions shall be free and clear of any interest of Lender therein; and

(d)        Guarantor shall promptly upon request of Lender from time to time execute such documents and perform such acts as Lender may reasonably require to evidence and perfect its interest and to permit or facilitate exercise of its rights under this Section.

Notwithstanding anything herein to the contrary, any distributions by Borrower to Guarantor not in violation of the Loan Documents shall be permitted.

4.          Other Liability of Guarantor or Borrower. If Guarantor is or becomes liable, by endorsement or otherwise, for any indebtedness owing by Borrower to Lender other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may have against Guarantor.

5.         Assignment by Lender. This Guaranty is for the benefit of Lender and Lender’s successors and permitted assigns, and in the event of an assignment of the Loan and the Loan Documents, or any part thereof, in accordance with the terms of the Loan Agreement, the rights and benefits hereunder may be transferred with such assignment (and only as part of such assignment). Guarantor waives notice of any transfer or assignment of the Loan or the Loan Documents, or any part thereof, and agrees that failure to give notice will not affect the liabilities of Guarantor hereunder.

6.          Binding Effect. This Guaranty is binding not only on Guarantor, but also on Guarantor’s heirs, personal representatives, successors and assigns. Upon the death of Guarantor, if Guarantor is a natural person, this Guaranty shall continue against Guarantor’s estate as to all of the Guaranteed Recourse Obligations of Borrower, including that portion incurred or arising after the death of Guarantor and shall be provable in full against Guarantor’s estate, whether or not the Guaranteed Recourse Obligations of Borrower are then due and payable. If this Guaranty is signed by more than one Person, then all of the obligations of Guarantor arising hereunder shall be jointly and severally binding on each of the undersigned, and their respective heirs, personal representatives, successors and assigns, and the term “Guarantor” shall mean all of such Persons and each of them individually. Without limitation of any other term, provision or waiver contained herein, Guarantor hereby acknowledges and agrees that it has been furnished true, complete and correct copies of the Loan Documents and has reviewed the terms and provisions thereof (including, without limitation, the Guaranteed Recourse Obligations of Borrower).

7.          Nature of Guaranty.

(a)        Guarantor hereby acknowledges and agrees that this Guaranty (a) is a guaranty of payment and not only of collection and that Guarantor is liable hereunder as a primary obligor, (b) shall only be deemed discharged after the satisfaction in full of the Debt or until such time as the Mortgage is assigned in connection with a refinancing (to the extent that the Debt is deemed to survive following a refinancing only for the purpose of such assignment), (c) shall not be reduced, released, discharged, satisfied or otherwise impacted in connection with (i) any act or occurrence that might, but for the provisions hereof, be deemed a legal or equitable reduction, satisfaction, discharge or release and/or (ii) Lender’s enforcement of remedies under the Loan Documents and (d) shall survive the foregoing and shall not merge with any resulting foreclosure deed, deed in lieu or similar instrument (if any).

(b)        Notwithstanding anything to the contrary herein or in any other Loan Document, Guarantor shall not have any liability under this Guaranty for any acts or omissions which arise from and after the date that Guarantor no longer Controls Borrower as a result of the earlier to occur of the following: (A) Borrower is dispossessed of control over the Property, as a result of foreclosure (or deed or other transfer in lieu of foreclosure), appointment of a receiver or other remedies exercised by Lender or (B) (x) any Mezzanine Lender (or its agent or designee) obtains title to all of the equity collateral securing the applicable Mezzanine Loan by foreclosure (or assignment or other transfer in lieu of foreclosure), obtains the appointment of a receiver or similar agent with respect to the equity collateral securing the applicable Mezzanine Loan, or exercises voting power in respect of the equity collateral securing the applicable Mezzanine Loan pursuant to rights granted in the applicable Mezzanine Loan Documents or otherwise takes possession or control of the equity collateral securing the applicable Mezzanine Loan or any portion thereof to direct or cause the direction of the management or policies of Borrower or any Mezzanine Borrower, or (y) a third party obtains title to all of the equity collateral securing any Mezzanine Loan in connection with a foreclosure sale of such equity collateral, provided that (i) in the case of (B), the result being that neither Guarantor nor any Person that Controls, is Controlled by or is under common Control with Borrower or Guarantor shall Control Borrower and, (ii) in the case of (A) and (B), that such acts were not committed or directed by Borrower or Guarantor or any Person that Controls, is Controlled by or is under common Control with Borrower or Guarantor. For purposes of this Section: the term “Mezzanine Lender” includes the initially named Mezzanine Lenders and their respective successors and assigns.

8.         Governing Law. The governing law and related provisions set forth in Section 17.2 of the Loan Agreement (including, without limitation, any authorized agent provisions thereof) are hereby incorporated by reference as if fully set forth herein (with Guarantor substituted in all places where Borrower appears thereunder) and shall be deemed fully applicable to Guarantor hereunder. Guarantor hereby certifies that it has received and reviewed the Loan Agreement (including, without limitation, Section 17.2 thereof). In the event of any conflict or inconsistency between the terms and conditions hereof and this Section 8, this Section 8 shall control.

9.          Invalidity of Certain Provisions. If any provision of this Guaranty or the application thereof to any Person or circumstance shall, for any reason and to any extent, be declared to be invalid or unenforceable, neither the remaining provisions of this Guaranty nor the application of such provision to any other Person or circumstance shall be affected thereby, and the remaining provisions of this Guaranty, or the applicability of such provision to other Persons or circumstances, as applicable, shall remain in effect and be enforceable to the maximum extent permitted by applicable Legal Requirements.

10.        Attorneys’ Fees, Costs and Expenses of Collection. Guarantor shall pay within ten (10) Business Days after written demand all reasonable attorneys’ fees and all other out-of-pocket costs and expenses incurred by Lender in the enforcement of or preservation of Lender’s rights under this Guaranty including, without limitation, all reasonable attorneys’ fees, out-of-pocket costs and expenses, investigation costs, and all court costs, whether or not suit is filed herein, or whether at maturity or by acceleration, or whether before or after maturity, or whether in connection with bankruptcy, insolvency or appeal, or whether in connection with the collection and enforcement of this Guaranty against any other Guarantor, if there be more than one. Guarantor agrees to pay interest on any expenses or other sums due to Lender under this Section 10 that are not paid within ten (10) Business Days of written demand on Guarantor, at a rate per annum equal to the Interest Rate and accruing from and after the date that is ten (10) Business Days from written demand on Guarantor. Guarantor’s obligations and liabilities under this Section 10 shall survive any payment or discharge in full of the Debt.

11.        Payments. All sums payable under this Guaranty shall be paid in lawful money of the United States of America that at the time of payment is legal tender for the payment of public and private debts.

12.       Controlling Agreement. It is not the intention of Lender or Guarantor to obligate Guarantor to pay interest in excess of that lawfully permitted to be paid by Guarantor under applicable Legal Requirements. Should it be determined that any portion of the Guaranteed Recourse Obligations of Borrower or any other amount payable by Guarantor under this Guaranty constitutes interest in excess of the maximum amount of interest that Guarantor, in Guarantor’s capacity as guarantor, may lawfully be required to pay under applicable Legal Requirements, the obligation of Guarantor to pay such interest shall automatically be limited to the payment thereof in the maximum amount so permitted under applicable Legal Requirements. The provisions of this Section shall override and control all other provisions of this Guaranty and of any other agreement between Guarantor and Lender.

13.        Notices. Any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Guaranty shall be given in accordance with the applicable terms and conditions of the Loan Agreement. Notices to Guarantor shall be addressed as follows:

Brookfield DTLA Holdings LLC

c/o Brookfield Properties

250 Vesey Street, 15th Floor

New York, New York 10281

Attention: Jason Kirschner

With a copy to:

c/o Brookfield Properties

250 Vesey Street, 15th Floor

New York, New York 10281

Attention: General Counsel

And to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention: Daniel Reynolds, Esq.

14.        Cumulative Rights. The exercise by Lender of any right or remedy hereunder or under any other Loan Document, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy. Lender shall have all rights, remedies and recourses afforded to Lender by reason of this Guaranty or any other Loan Document or by law or equity or otherwise, and the same (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Guarantor or others obligated for the Guaranteed Recourse Obligations of Borrower, or any part thereof, or against any one or more of them, or against any security or otherwise, at the sole discretion of Lender, (c) may be exercised as often as occasion therefor shall arise, it being agreed by Guarantor that the exercise of, discontinuance of the exercise of or failure to exercise any of such rights, remedies, or recourses shall in no event be construed as a waiver or release thereof or of any other right, remedy, or recourse, and (d) are intended to be, and shall be, nonexclusive. No waiver of any default on the part of Guarantor or of any breach of any of the provisions of this Guaranty or of any other document shall be considered a waiver of any other or subsequent default or breach, and no delay or omission in exercising or enforcing the rights and powers granted herein or in any other document shall be construed as a waiver of such rights and powers, and no exercise or enforcement of any rights or powers hereunder or under any other document shall be held to exhaust such rights and powers, and every such right and power may be exercised from time to time. The granting of any consent, approval or waiver by Lender shall be limited to the specific instance and purpose therefor and shall not constitute consent or approval in any other instance or for any other purpose. No notice to or demand on Guarantor in any case shall of itself entitle Guarantor to any other or further notice or demand in similar or other circumstances. No provision of this Guaranty or any right, remedy or recourse of Lender with respect hereto, or any default or breach, can be waived, nor can this Guaranty or Guarantor be released or discharged in any way or to any extent, except specifically in each case by a writing intended for that purpose (and which refers specifically to this Guaranty) executed, and delivered to Guarantor, by Lender.

15.       Subrogation. Notwithstanding anything to the contrary contained herein, (a) Guarantor shall not have any right of subrogation in or under any of the Loan Documents or to participate in any way therein, or in any right, title or interest in and to any security or right of recourse for the Guaranteed Recourse Obligations of Borrower, until payment in full of the Debt, and (b) if Guarantor is or becomes an “insider” (as defined in Section 101 of the Bankruptcy Code) with respect to Borrower, then Guarantor hereby irrevocably and absolutely waives any and all rights of contribution, indemnification, reimbursement or any similar rights against Borrower with respect to this Guaranty (including any right of subrogation, except to the extent of collateral held by Lender), whether such rights arise under an express or implied contract or by operation of law. It is the intention of the parties that Guarantor shall not be deemed to be a “creditor” (as defined in Section 101 of the Bankruptcy Code) of Borrower by reason of the existence of this Guaranty in the event that Borrower or Guarantor becomes a debtor in any proceeding under the Bankruptcy Code. This waiver is given to induce Lender to make the Loan to Borrower.

16.        Further Assurances. Guarantor at Guarantor’s expense will promptly execute and deliver to Lender all such other and further documents, agreements, and instruments in compliance with or accomplishment of the agreements of Guarantor under this Guaranty reasonably requested by Lender, so long as Guarantor’s obligations are not increased and its rights are not decreased, in each case, other than to a de minimis extent.

17.        No Fiduciary Relationship. The relationship between Lender and Guarantor is solely that of lender and guarantor. Lender does not have a fiduciary or other special relationship with or duty to Guarantor and none is created hereby or may be inferred from any course of dealing or act or omission of Lender.

18.        Interpretation. If this Guaranty is signed by more than one Person as “Guarantor”, then the term “Guarantor” as used in this Guaranty shall refer to all such Persons jointly and severally, and all promises, agreements, covenants, waivers, consents, representations, warranties and other provisions in this Guaranty are made by and shall be binding upon each and every such undersigned Person, jointly and severally and Lender may pursue any Guarantor hereunder without being required (i) to pursue any other Guarantor hereunder or (ii) pursue rights and remedies under the Security Instruments and/or applicable Legal Requirements with respect to the Property or any other Loan Documents.

19.        Time of Essence. Time shall be of the essence in this Guaranty with respect to all of Guarantor’s obligations hereunder.

20.        Execution. This Guaranty may be executed in multiple counterparts, each of which, for all purposes, shall be deemed an original, and all of which together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Guaranty and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

21.       Entire Agreement. This Guaranty embodies the entire agreement between Lender and Guarantor with respect to the guaranty by Guarantor of the Guaranteed Recourse Obligations of Borrower. This Guaranty supersedes all prior agreements and understandings, if any, with respect to the guaranty by Guarantor of the Guaranteed Recourse Obligations of Borrower. No condition or conditions precedent to the effectiveness of this Guaranty exist. This Guaranty shall be effective upon execution by Guarantor and delivery to Lender. This Guaranty may not be modified, amended or superseded except in a writing signed by Lender and Guarantor. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

22.         WAIVER OF JURY TRIAL. GUARANTOR AND THE LENDER EACH HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THEY MAY BE PARTIES ARISING OUT OF, IN CONNECTION WITH, OR IN ANY WAY PERTAINING TO, THIS GUARANTY AND ANY OTHER LOAN DOCUMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS GUARANTY. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH SUCH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH SUCH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS GUARANTY AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

23.        Consent to Jurisdiction. Guarantor and the Lender each irrevocably submits generally and unconditionally for itself and in respect of its property to the nonexclusive jurisdiction of any state or federal court sitting in the State of New York over any suit, action or proceeding arising out of, or relating to, this Guaranty, and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Guarantor and the Lender each irrevocably waives, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claims that any such suit, action or proceeding is brought in an inconvenient forum. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon each such party and may be enforced in any court in which they are subject to jurisdiction, by a suit upon such judgment provided that service of process is effected upon Guarantor as provided in the Loan Documents or as otherwise permitted by applicable Legal Requirements. Guarantor hereby releases, to the extent permitted by applicable Legal Requirements, all errors and all rights of exemption, appeal, stay of execution, inquisition, and other rights to which Guarantor may otherwise be entitled under the laws of the United States of America or of any state of possession of the United States of America now in force and which may hereinafter be enacted. The authority and power to appear for and enter judgment against Guarantor shall not be exhausted by one or more exercises thereof or by any imperfect exercise thereof and shall not be extinguished by any judgment entered pursuant thereto. Such authority may be exercised on one or more occasions or from time to time in the same or different jurisdiction as often as Lender shall deem necessary and desirable, for all of which this Guaranty shall be sufficient warrant.

24.        Waivers.

(a)        To the fullest extent permitted by applicable law, Guarantor hereby agrees that neither Lender’s rights or remedies nor Guarantor’s obligations under the terms of this Guaranty shall be released, diminished, impaired, reduced or affected by any one or more of the following events, actions, facts, or circumstances, and the liability of Guarantor under this Guaranty shall be absolute and unconditional irrespective of (and Guarantor hereby waives any rights or protections related to): (i) [intentionally omitted]; (ii) any claim or defense that this Guaranty was made without consideration or is not supported by adequate consideration; (iii) the taking or accepting of any other security or guaranty for, or right of recourse with respect to, any or all of the Guaranteed Recourse Obligations of Borrower; (iv) any homestead exemption under applicable Legal Requirements and Guarantor hereby waives the benefit of any such exemption as to the Guaranteed Recourse Obligations of Borrower; (v) any release, surrender, abandonment, exchange, alteration, sale or other disposition, subordination, deterioration, waste, failure to protect or preserve, impairment, or loss of, or any failure to create or perfect any lien or security interest with respect to, or any other dealings with, any collateral or security at any time existing or purported, believed or expected to exist in connection with any or all of the Guaranteed Recourse Obligations of Borrower, including any impairment of Guarantor’s recourse against any Person or collateral; (vi) except as expressly provided in Section 1 hereof or as otherwise agreed to in writing by Lender, whether express or by operation of law, any partial release of the liability of Guarantor hereunder, or if one or more other guaranties are now or hereafter obtained by Lender covering all or any part of the Guaranteed Recourse Obligations of Borrower, any complete or partial release of any one or more of such guarantors under any such other guaranty, or any complete or partial release or settlement of Borrower or any other party liable, directly or indirectly, for the payment or performance of any or all of the Guaranteed Recourse Obligations of Borrower; (vii) the death, insolvency, bankruptcy, disability, dissolution, liquidation, termination, receivership, reorganization, merger, consolidation, change of form, structure or ownership, sale of all assets, or lack of corporate, partnership or other power of Borrower or any other party at any time liable for the payment or performance of any or all of the Guaranteed Recourse Obligations of Borrower; (viii) either with or without notice to or consent of Guarantor: any renewal, extension, modification or rearrangement of the terms of any or all of the Guaranteed Recourse Obligations of Borrower and/or any of the Loan Documents to which Guarantor is not a party; (ix) any neglect, lack of diligence, delay, omission, failure, or refusal of Lender to take or prosecute (or in taking or prosecuting) any action for the collection or enforcement of any of the Guaranteed Recourse Obligations of Borrower, or to foreclose or take or prosecute any action to foreclose (or in foreclosing or taking or prosecuting any action to foreclose) upon any security therefor, or to exercise (or in exercising) any other right or power with respect to any security therefor, or to take or prosecute (or in taking or prosecuting) any action in connection with any Loan Document, or any failure to sell or otherwise dispose of in a commercially reasonable manner any collateral securing any or all of the Guaranteed Recourse Obligations of Borrower; (x) any failure of Lender to notify Guarantor of any creation, renewal, extension, rearrangement, modification, supplement, subordination, or assignment of the Guaranteed Recourse Obligations of Borrower or any part thereof, or of any Loan Document, or of any release of or change in any security, or of any other action taken or refrained from being taken by Lender against Borrower or any security or other recourse, or of any new agreement between Lender and Borrower, it being understood that, except as expressly required pursuant to the terms hereof, Lender shall not be required to give Guarantor any notice of any kind under any circumstances with respect to or in connection with the Guaranteed Recourse Obligations of Borrower, any and all rights to notice Guarantor may have otherwise had being hereby waived by Guarantor, and Guarantor shall be responsible for obtaining for itself information regarding Borrower, including, but not limited to, any changes in the business or financial condition of Borrower, and Guarantor acknowledges and agrees that Lender shall not have any duty to notify Guarantor of any information which any Lender may have concerning Borrower; (xi) if for any reason that any Lender is required to refund any payment by Borrower to any other party liable for the payment or performance of any or all of the Guaranteed Recourse Obligations of Borrower or pay the amount thereof to someone else; (xii) the making of advances by Lender to protect their interest in the Property, preserve the value of the Property or for the purpose of performing any term or covenant contained in any of the Loan Documents; (xiii) the existence of any claim, counterclaim (other than a compulsory counterclaim), set off, recoupment, reduction or defense (other than a defense of payment or performance) based upon any claim or other right that Guarantor may at any time have against Borrower, Lender, or any other Person, whether or not arising in connection with this Guaranty, the Notes, the Loan Agreement, or any other Loan Document; (xiv) the unenforceability of all or any part of the Guaranteed Recourse Obligations of Borrower against Borrower, whether because the Guaranteed Recourse Obligations of Borrower exceed the amount permitted by law or violate any usury law, or because the act of creating the Guaranteed Recourse Obligations of Borrower, or any part thereof, is ultra vires, or because the officers or Persons creating same acted in excess of their authority, or because of a lack of validity or enforceability of or defect or deficiency in any of the Loan Documents, or because Borrower has any valid defense (other than a defense of the payment or performance of the Guaranteed Recourse Obligations of Borrower), claim or offset with respect thereto, or because

Borrower’s obligation ceases to exist by operation of law, or because of any other reason or circumstance, it being agreed that Guarantor shall remain liable hereon regardless of whether Borrower or any other Person be found not liable on the Guaranteed Recourse Obligations of Borrower, or any part thereof, for any reason (and regardless of any joinder of Borrower or any other party in any action to obtain payment or performance of any or all of the Guaranteed Recourse Obligations of Borrower); (xv) any order, ruling or plan of reorganization emanating from proceedings under any bankruptcy or similar insolvency laws with respect to Borrower or any other Person, including any extension, reduction, composition, or other alteration of the Guaranteed Recourse Obligations of Borrower, whether or not consented to by Lender; and/or (xvi) subject to the express terms of Section 7(b) of this Guaranty, any partial or total transfer, pledge and/or reconstitution of Borrower and/or any direct or indirect owner of Borrower (regardless of whether the same is permitted under the Loan Documents).

(b)        To the extent permitted by applicable law, this Guaranty shall be effective as a waiver of, and Guarantor hereby expressly waives

(i)        any and all rights to which Guarantor may otherwise have been entitled under any suretyship laws in effect from time to time, including any right or privilege, whether existing under statute, at law or in equity, to require Lender to take prior recourse or proceedings against any collateral, security or Person whatsoever;

(ii)       any rights of sovereign immunity and any other similar and/or related rights;

(iii)      any other circumstance that may constitute a defense of Borrower or Guarantor hereunder and/or under the other Loan Documents (other than the defense of payment of the Guaranteed Obligations which Guarantor is not waiving hereunder); and

(iv)      any right and/or requirement of or related to notice (except as expressly set forth in this Guaranty), presentment, protest, notice of protest, further notice of nonpayment, notice of dishonor, default, nonperformance, intent to accelerate, acceleration, existence of the Debt and/or any amendment or modification of the Debt.

25.        Representations, Warranties and Covenants of Guarantor.

(a)        Guarantor hereby makes the following representations and warranties, as of the date hereof: (i) Guarantor is duly organized, validly existing and in good standing under the laws of its state of formation, and Guarantor has all requisite right and power to execute and deliver this Guaranty and to perform its obligations under this Guaranty; (ii) the execution, delivery and performance of this Guaranty and the incurrence of the Guaranteed Recourse Obligations of Borrower, will not violate, in any material respect, any provision of law applicable to Guarantor; (iii) [reserved]; (iv) Guarantor is not a party to any indenture, loan or credit agreement, or any lease or other agreement or instrument, or subject to any restriction, which in each case is reasonably likely to have a Material Adverse Effect; (v) Guarantor has filed all material tax returns which are required to be filed (or to the best of its knowledge obtained proper extensions of time for the filing thereof) and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received, except as are being contested in good faith; (vi) the financial statements and other information pertaining to Guarantor submitted to Lender are true, complete and correct in all material respects and fairly present the financial condition of Guarantor as of the date thereof; (vii) [reserved]; (viii) the making of the Loan to Borrower will result in material benefits to Guarantor; (ix) Guarantor (a) has not entered into this Guaranty or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for the obligations of Guarantor hereunder and under the Loan Documents; and (x) Guarantor is not a “foreign person” within the meaning of Section 1445(f)(3) of the IRS Code.

(b)        From the date hereof and until the discharge of this Guaranty in accordance with Section 7 hereof, Guarantor covenants and agrees with each Lender that: (i)  Guarantor will continuously be organized, validly exist and remain in good standing under the laws of its state of formation; (ii) Guarantor shall not become a party to any indenture, loan or credit agreement, or any lease or other agreement or instrument, or subject to any restriction, which is likely to have a Material Adverse Effect; and (iii) Guarantor shall not be a “foreign person” within the meaning of Section 1445(f)(3) of the IRS Code.

(c)        Each of the representations and covenants of and/or about Guarantor set forth in Sections 3.2(b), 3.3, 3.13, 3.24, and 3.38, in each case, of the Loan Agreement, and in the other Loan Documents are hereby re-made by Guarantor and incorporated herein by reference as if fully set forth herein.

26.        Financial Covenants of Guarantor.

(a)        Guarantor (i) shall keep and maintain complete and accurate books and records and (ii) shall permit Lender and any authorized representatives of Lender to have access to and to inspect, examine and make copies of the books and records, any and all accounts, data and other documents of Guarantor, at reasonable times, during normal business hours, not more than once per calendar year (subject to Section 26(b) hereof), at Guarantor’s address for notices as set forth herein upon the giving of reasonable notice of such intent. Guarantor shall also provide to Lender, upon Lender’s reasonable request, such proofs of payments, costs, expenses, revenues and earnings, and other documentation as Lender may reasonably request, from time to time, and with such other information, in such detail as may reasonably be required by Lender, provided that such requested information is in Guarantor’s possession and control and, to the extent not produced in Guarantor's normal course of operations, can be produced at a de minimis cost to Guarantor.

(b)        Lender shall have the right, at any time and from time to time upon the occurrence and continuance of an Event of Default hereunder or under the other Loan Documents, to audit the books and records of Guarantor; provided, however, that such audit shall be made at the expense of Lender, as applicable.

(c)        During the term hereunder, the Guarantor, shall deliver to Lender (i) within ninety (90) days following the end of each calendar quarter, with respect to the prior calendar quarter, unaudited quarterly and year-to-date statements of income and expense (prepared in accordance with GAAP) for the Guarantor together with a balance sheet as of the end of such prior calendar quarter for the Guarantor together with a certificate of an officer of the Guarantor (A) setting forth in reasonable detail the Guarantor’s Net Worth (and, if applicable, Unencumbered Liquid Assets) as of the end of such prior calendar quarter and based on the foregoing quarterly financial statements, and (B) certifying that such quarterly financial statements are true, correct, accurate and complete and fairly present the financial condition and results of the operations of the Guarantor in a manner consistent with GAAP, and (ii) within one hundred twenty (120) days following the end of each calendar year a complete copy of the Guarantor’s annual financial statements audited by a “Big Four” accounting firm, BDO USA, LLP, Grant Thornton LLP, RSM US LLP, or any other independent certified public accountant acceptable to Lender prepared in accordance with GAAP and if required and Lender has so notified the Guarantor including statements of income and expense and cash flow and a balance sheet for the Guarantor.

(d)        Guarantor hereby makes the following additional affirmative covenants:

(i)        As of the last day of each fiscal quarter, Guarantor shall maintain Unencumbered Liquid Assets (defined below) of not less than $5,000,000.00. For the purposes hereof, “Unencumbered Liquid Assets” shall be determined by Lender in its reasonable discretion, at any time and from time to time, and shall mean the “liquid assets” of Guarantor, free and clear of all liens and shall include only the following assets of Guarantor as set forth on Guarantor’s balance sheet: (x) all Cash and Cash Equivalents (defined below), (y) the following, to the extent acquired for investment or with a view to achieving trading profits (and which may be liquidated without restrictions within five (5) Business Days or less): marketable securities owned of record and beneficially by Guarantor and which are freely tradeable, without any restriction on the New York Stock Exchange, NYSE Amex Equities or NASDAQ, and (z) any irrevocable, non-discretionary, uncalled capital commitments of Guarantor’s investors to Guarantor (other than persons that (i) are the subject of a bankruptcy proceeding as of the applicable date of determination, or (ii) have previously defaulted with respect to such capital commitment, which default has not been cured) that are payable in cash and readily available to be called by Guarantor without restriction or any other condition at any time and from time to time other than notice. Notwithstanding the foregoing, at any time when the Guarantor is Brookfield DTLA Holdings LLC, Guarantor shall not be subject to this clause (i).

(ii)        As of the last day of each fiscal quarter, Guarantor shall have a Net Worth, as determined by Lender, of not less than $75,000,000.00. For the purposes of this clause (ii), “Net Worth” shall mean, as of a given date, (i) Guarantor’s total assets as of such date (exclusive of any equity attributable to the Property or in any other asset that is part of the collateral for the Loan) less, (ii) Guarantor’s total liabilities as of such date, determined in accordance with an Approved Accounting Method.

(iii)       As used above, “Cash and Cash Equivalents” shall mean: (A) United States Dollars and (B) any of the following which may be liquidated without restrictions within five (5) Business Days or less: (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition; (2) certificates of deposit and Eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and an S&P Certificate of Deposit Rating (short term) of “A-1” or better or the equivalent by Moody’s; (3) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (ii)(a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (B)(1) and (2) above; (4) commercial paper having the highest rating obtainable from Moody’s or S&P, and in each case maturing within six (6) months after the date of acquisition; and (5) money market funds substantially all the assets of which are comprised of securities and other obligations of the types described in clauses (A) and (B)(1) through (4) above.

27.        Replacement Guarantor. Any Replacement Guarantor that becomes a Guarantor hereunder in accordance with Section 6.3 or Section 6.4 of the Loan Agreement must maintain a Net Worth of no less than $300,000,000 and Unencumbered Liquid Assets of no less than $5,000,000, each calculated in accordance with Section 26(d) hereof. It shall be a further condition to such replacement hereunder that the Replacement Guarantor shall execute and deliver to Lender a limited recourse guaranty (in the same form as this Guaranty) and an environmental indemnity agreement (in the same form as the Environmental Indemnity delivered to Lender by the initial Guarantor and Borrower on the date hereof) on or prior to the date of such replacement, pursuant to which the Replacement Guarantor agrees to be liable under each such limited recourse guaranty and such environmental indemnity agreement (whereupon the initial Guarantor shall be released from any further liability under this Guaranty and the Environmental Indemnity from acts, events and/or circumstances that arise from and after the date of such replacement, but the initial Guarantor shall remain liable under this Guaranty and the Environmental Indemnity for acts, events and/or circumstances occurring prior to such replacement to the extent and as provided for in this Guaranty and the Environmental Indemnity even if liability for such acts, events and/or circumstances are not discovered until after the date of such replacement) and the Replacement Guarantor shall be the “Guarantor” for all purposes set forth in the Loan Documents.

28.       Joint and Several. If Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party hereunder shall be joint and several.

29.        Set-Off. In addition to any rights and remedies of Lender provided by this Guaranty and by law, Lender shall have the right in its sole discretion, without prior notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Guarantor; provided, however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Guarantor after any such set-off and application made by any Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

30.       Termination. This Guaranty shall terminate at such time as the Debt has been indefeasibly paid in full, and there has expired the maximum possible period thereafter during which any payment made by Borrower or others to Lender with respect to the Loan could be deemed a preference under the Bankruptcy Code.

31.        Confidentiality. All non-public information obtained by Lender pursuant to the requirements of this Guaranty or delivered by or on behalf of Guarantor in connection herewith, including, without limitation, all financial and operating statements of Guarantor delivered to Lender, shall be handled in accordance with Section 17.11(b) of the Loan Agreement.

32.        Exculpation. No personal liability shall be asserted, sought or obtained by Lender or enforceable against any or any direct or indirect principal, director, officer, employee, manager, beneficiary, parent, beneficial owner, shareholder, partner, member, trustee, agent, or Affiliate of Guarantor or any direct or indirect legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”) and none of the Exculpated Parties shall have any personal liability (whether by suit, deficiency judgment or otherwise) in respect of the Guaranteed Recourse Obligations of Borrower or this Guaranty, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Lender.

33.        Waiver of California Rights. Solely to the extent that, and despite the express intent of Guarantor and Lender that the laws of the State of New York govern this Guaranty, a court of competent jurisdiction finds that the laws of the State of California apply to this Guaranty:

(a)        Guarantor specifically agrees that Guarantor not shall be released from liability hereunder by any action taken by Lender including, without limitation, a nonjudicial sale under the Mortgage that would afford Borrower a defense based on California’s anti-deficiency laws, in general, and California Code of Civil Procedure Section 580d, in specific. Without limiting the foregoing, Guarantor expressly understands, acknowledges and agrees as follows:

(i)        In the event of a non-judicial foreclosure (through the exercise of the power of sale under the Mortgage): (A) Borrower would not be liable for any deficiency on the Note under California Code of Civil Procedure Section 580d, (B) Guarantor’s subrogation rights against the Borrower would thereby be destroyed, (C) Guarantor would be solely liable for any deficiency to Lender (without recourse against Borrower), and (D) Guarantor would thereby be deprived of the anti-deficiency protections of said Section 580d;

(ii)        Were it not for Guarantor’s knowing and intentional waivers contained herein, the destruction of Guarantor’s subrogation rights and anti-deficiency protections would afford Guarantor a defense to an action against Guarantor hereunder; and

(iii)        Notwithstanding the foregoing, Guarantor expressly waives any such defense to any action against Guarantor hereunder following a nonjudicial foreclosure sale or in any other circumstance under which Guarantor’s subrogation rights against Borrower have been destroyed.

(b)        In the event of any default hereunder, Lender may maintain an action upon this Guaranty whether or not action is brought against Borrower and whether or not Borrower is joined in any such action. Lender may maintain successive actions for other defaults, and Lender’s rights hereunder shall not be exhausted or waived, and Lender shall not be estopped to proceed against Guarantor pursuant to this Guaranty by the exercise of any of Lender’s rights or remedies or by any such action or by any number of successive actions, until and unless the credit hereby guaranteed has been paid in full and each of Guarantor’s obligations hereunder has been fully performed or otherwise satisfied.

(c)        Guarantor expressly waives any and all benefits, rights and/or defenses which might otherwise be available to Guarantor under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, 2953 and 3433.

(d)        Guarantor expressly waives any and all benefits, rights and/or defenses which might otherwise be available to Guarantor under California Code of Civil Procedure Sections 580a, 580b, 580d and 726. In specific, but not by way of limitation, Guarantor expressly waives any and all fair value rights under California Code of Civil Procedure Section 580a.

(e)        Any action, whether judicial or non-judicial or in pursuit of any provisional remedy, taken by Lender against Borrower or against any collateral or security held by Lender which shall impair or destroy any rights Guarantor may have against Borrower shall not act as a waiver or an estoppel of Lender’s rights to proceed against and initiate any action against Guarantor to enforce the terms of this Guaranty.

(f)        Guarantor acknowledges that it has been made aware of the provisions of California Civil Code Section 2856, has read and understands the provisions of that statute, has been advised by its counsel as to the scope, purpose and effect of that statute, and based thereon, and without limiting the foregoing waivers, Guarantor agrees to waive all suretyship rights and defenses described in Civil Code Sections 2856(a) and (b). Without limiting any other waivers herein, Guarantor hereby gives the following waiver pursuant to Section 2856(b) of the California Civil Code: Guarantor waives all rights and defenses arising out of an election of remedies by Lender even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(g)        As provided in California Civil Code Section 2856, Guarantor waives all rights and defenses that Guarantor may have because Borrower’s debt is secured by real property. This means, among other things:

(i)        Lender may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower.

(ii)        If Lender forecloses on any real property collateral pledged by Borrower:

(1)        The amount of the debt may be reduced only by the price at which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the same price.

(2)        Lender may collect from Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower.

The foregoing is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based on Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(h)        The benefit of any statute of limitations affecting the liability of Guarantor hereunder or the enforcement thereof, including, without limitation, any rights arising under Section 359.5 of the California Code of Civil Procedure;

(i)        Intentionally omitted.

(j)        Without limiting the generality of any of the foregoing or any other provision hereof, Guarantor further expressly waives, to the extent permitted by law, any and all rights and defenses, including without limitation any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to Guarantor under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections. Notwithstanding the foregoing, Lender acknowledges and agrees that the waiver set forth in this Section 35(j) shall apply solely to the indefeasible payment of the Loan.

34.       Consent to Waiver by Borrower. Guarantor consents to the waiver by Borrower of all of its rights under California Civil Code Section 2822, which provides as follows, “(a) the acceptance, by a creditor, of anything in partial satisfaction of an obligation, reduces the obligation of a surety thereof, in the same measure as that of the principal, but does not otherwise affect it. However, if the surety is liable upon only a portion of an obligation and the principal provides partial satisfaction of the obligation, the principal may designate the portion of the obligation that is to be satisfied; and (b) For the purposes of this Section and Section 2819, an agreement by a creditor to accept from the principal debtor a sum less than the balance owed on the original obligation, without the prior consent of the surety and without any other change to the underlying agreement between the creditor and principal debtor, shall not exonerate the surety for the lesser sum agreed upon by the creditor and principal debtor.”

35.        Unsecured Obligations. Guarantor acknowledges that, notwithstanding any other provision of this Guaranty or any of the Loan Documents to the contrary (including without limitation any non-recourse provision under the Loan Documents) the obligations of Guarantor under this Guaranty are unlimited personal obligations of Guarantor which are not secured by the Mortgage or any other security instrument. In this regard, Lender’s appraisal of the value of the Property is such that Lender is not willing to accept the consequences, under California’s “One Form of Action” Rule (i.e., Section 726 of the California Code of Civil Procedure) and “Anti-Deficiency Rules” (i.e., Sections 580a, 580b and 580d of the California Code of Civil Procedure), of inclusion of this Guaranty among the obligations secured by the Mortgage. Guarantor acknowledges that Lender is unwilling to accept such consequences and that Lender would not make the Loan but for the personal unsecured liability undertaken by Guarantor as and to the extent set forth hereunder.

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty under as of the date first written above.

GUARANTOR:

BROOKFIELD DTLA HOLDINGS LLC,
a Delaware limited liability company

By:	Brookfield DTLA GP LLC
a Delaware limited liability company its managing member

By:	/s/ P. Scott Selig
Name:	P. Scott Selig
Title:	Vice President

[Signature Page to Recourse Guaranty]